Exhibit 3.1

AMENDED and restated INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (this “Agreement”) is made and entered into as of ____________, 2020, by and among Gatsby Digital, Inc. a Delaware corporation (the “Company”) each of the investors listed on Schedule A hereto and each person that acquires shares of the Company’s Series Seed Preferred Stock and/or Series A Preferred Stock) (such persons together, and their permitted assigns and successors, the “Investors”).

RECITALS

A.            Certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series Seed Preferred Stock and are party to that certain Series Seed Investor Rights Agreement, dated as of [date] (the “Prior Agreement”)

B.            The Existing Investors are holders of at least the number of shares required to amend the Prior Agreement, and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement;

C.            The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, Shares of Series A Preferred Stock on the terms and conditions set forth in that certain Series A Preferred Subscription Agreement dated of even date herewith by and among the Company and the Investors, as amended from time to time (the “Series A Subscription Agreement”) and with such rights, privileges and preferences as are set forth in the Company’s Restated Certificate of Incorporation as filed on or about the date hereof (the “Restated Certificate”).

D.            It is a condition of the sale of the Shares of Series A Preferred Stock that the parties hereto execute and deliver this Agreement effective as of the initial sale of the shares of Series A Preferred Stock and that each Investor in a subsequent sale of the shares of Series A Preferred Stock , and each permitted successor or assign of an Investor execute and deliver an instrument of joinder to this Agreement. Each Investor shall execute and deliver this Agreement by their execution and delivery of the signature page to the Series A Subscription Agreement, or a separate instrument of joinder to this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.            COVENANTS OF THE COMPANY.

1.1            Information Rights.

(a)            Basic Financial Information. The Company will furnish to each Investor within one-hundred and twenty days after the end of each fiscal year annual financial statements for each fiscal year of the Company, including a balance sheet as of the end of such fiscal year, a statement of operations and statement of cash flows for such fiscal year and a statement of stockholders’ equity as of the end of such year. The foregoing financial statements shall be prepared in accordance with United States generally accepted accounting principles and practices (“GAAP”), applied on a consistent basis throughout the periods indicated. The foregoing financial statements shall not be audited unless so determined by the Company’s Board of Directors (the “Board”) in its sole discretion. The Company will also furnish to each Investor an annual narrative update report, delivered no later than the delivery of the foregoing annual financials. The Company will furnish to each Investor, within forty-five days after the end of each fiscal quarter of the Company, quarterly financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including a balance sheet as of the end of such fiscal quarter, a statement of operations and a statement of cash flows of the Company for such quarter, all prepared in accordance with GAAP, subject to the absence of footnotes that may be required by GAAP. The Company will also furnish to each Investor quarterly narrative update reports, delivered no later than the delivery of the foregoing quarterly financial statements. To the extent that for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(b)            Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any information which the Company in good faith reasonably determines is a trade secret or confidential information of the Company (unless covered by an enforceable confidentiality agreement in form reasonably acceptable to the Company). The Company shall not be required to comply with any information rights in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of ten percent (10%) or more of a competitor. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to (i) any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company and (ii) any of such Investor’s Affiliates (as defined below) that have a need to receive such confidential information; provided that the foregoing parties shall be obligated to keep confidential and not disclose such confidential information and the Investor shall be liable to the Company and indemnify and hold harmless the Company for any damages, including legal fees incurred, arising from any breach by the Company or any of the foregoing persons of the foregoing obligations. For purposes hereof, “Affiliate” shall mean, with respect to any specified person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under common control with such person or entity.

1.2            Assignment of Company’s Right of First Refusal. Pursuant to the right of first refusal set forth in the Company’s Bylaws (the “Bylaws”), the Company has a right of first refusal with respect to certain proposed Transfers of the Company’s outstanding common stock and preferred stock (together, the “Stock”) by the stockholders (the “Right of First Refusal”). In the event the Company elects not to exercise its Right of First Refusal with respect to any proposed Transfer of the Company’s outstanding Stock, the Company may, in its sole discretion, assign the Right of First Refusal with respect to such proposed transfer in whole or in part to Ryan Belanger-Saleh and/or Jeff Meyers (the “Founders”), any Investor or another investor in the Company. The term “Transfer” as used herein and in the Bylaws refers to any sale, transfer, assignment, pledge, or other disposition of or encumbrance of any of the shares of Stock or any right or interest therein.

2.            RESTRICTIONS ON TRANSFER.

2.1            Limitations on Disposition. The Company By Laws require each holder of Stock to obtain the Company’s prior written consent to any Transfer of shares of Stock, including any right or interest therein, and each Investor hereby agrees to be bound by such requirement. In addition, each Investor hereby agrees not to make any disposition of all or any portion of any Stock unless and until:

(a)            there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement, or such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Company, at the expense of such Investor or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.; and

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(b)            the transferee executes an instrument of joinder to this Agreement, whereby the transferee agrees to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder.

2.2            “Market Stand-Off” Agreement. Each Investor hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Stock of the Company, or rights derived from or the value of which is determined by reference to the value of the Stock of the Company (any such rights, “Derivatives”) then owned by such Investor (other than to any trust for the direct or indirect benefit of the Investor or any Immediate Family Members of the Investor provided that the trustee of the trust agrees to be similarly bound and the transfer does not involve any consideration) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act relating to the registration by the Company for its own behalf of shares of its Common Stock or other equity securities on a registration statement on Form S-1 or S-3; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions imposed by this Section 2.2 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement. The foregoing shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall not apply unless all officers and directors of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one (1) percent of the Company’s outstanding Common Stock on a fully diluted basis after giving effect to conversion into Common Stock of all outstanding convertible securities. The underwriters in connection with any such registration are third party beneficiaries of this Section 2.2 and shall have the right, power and authority to enforce the provisions hereof as if they were a party hereto.

For purposes of this Section 2.2, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. To enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 2.2 and to impose stop transfer instructions with respect to the Stock held by the Investors (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Investor further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

2.3            Drag Along Right. In the event that the Board and the holders of at least a majority of the outstanding shares of Preferred Stock (voting as a single class on an as-converted basis) (the “Requisite Holders”) approves a Deemed Liquidation Event (as defined in the Restated Certificate) or transaction in which 50% or more of the voting power of the Stock is transferred (a “Drag-Along Event”), then, so long as the liability of each stockholder in such transaction is several (and not joint) and does not exceed the stockholder’s pro rata portion of any claim and the consideration to be paid to the stockholders in such transaction will be allocated as if the consideration were the proceeds to be distributed to the Company’s stockholders in a liquidation under the Company’s then-current Certificate of Incorporation, each Investor hereby agrees to vote (in person, by proxy or by action by written consent, as applicable) all shares of Stock now or hereafter directly or indirectly owned of record or beneficially by such Investor in favor of, and adopt, such Drag-Along Event and to execute and deliver all related documentation and take such other action in support of the Drag-Along Event as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 2.3, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents. The obligation of any party to participate in a Drag-Along Event pursuant to this Section shall not apply to a Deemed Liquidation Event, where the other party involved in such transaction is an affiliate or stockholder holding more than 20% of the voting power of the Company.

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3.            SERIES SEED Participation RIGHT.

3.1            General. Each Investor holding 581,395 or more shares of Series Seed Preferred Stock (a “Major Investor”) has the right of first refusal to purchase such Major Investor’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined in Section 3.2 below) that the Company may from time to time issue after the date of this Agreement, provided, however, such Major Investor shall have no right to purchase any such New Securities if such purchase results in the violation of any applicable Federal or State Securities law. A Major Investor’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the shares owned by such Major Investor, to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (3) the number of shares of Common Stock of the Company reserved for issuance under any stock purchase and stock option plans of the Company and outstanding warrants.

3.2            New Securities. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of the outstanding shares of any and all series of Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or similar recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, or consultants of, or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (e) shares of the Company’s Series Seed Preferred Stock issued pursuant to the Series Seed Subscription Agreement; (f) any other New Securities (and/or options or warrants therefor) issued or issuable in connection with the Company’s business other than primarily for equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

3.3            Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Major Investor a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.2. Each Major Investor shall have fifteen (15) days from the date such Notice is effective, as determined pursuant to Section 6.2 based upon the manner or method of notice, to agree in writing to purchase such Major Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Major Investor’s Pro Rata Share).

3.4            Failure to Exercise. In the event that the Major Investors fail to exercise in full the right of first refusal within such fifteen (15) day period, then the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the Major Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Major Investors. In the event that the Company has not issued and sold the New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this Section 3.

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3.5            Termination of Participation Right. The right of first refusal set forth in Section 3.1 shall terminate with respect to any Major Investor who fails to purchase, in any transaction subject to Section 3.1, all of such Major Investor’s pro rata amount of the New Securities allocated to such Major Investor pursuant to Section 3.1.

4.            ELECTION OF BOARD OF DIRECTORS.

4.1            Voting; Board Composition. Subject to the rights of the stockholders to remove a director for cause in accordance with applicable law, during the term of this Agreement, each Investor shall vote (or consent pursuant to an action by written consent of the stockholders) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by the Stockholder (the “Voting Shares”), or cause the Voting Shares to be voted, in such manner as may be necessary to elect (and maintain in office) as the members of the Board:

(a)            two or more individuals (collectively, the “Common Board Designees”) designated from time to time in a writing delivered to the Company and signed by the Founders; and

(b)            one individual (the “Preferred Board Designee”), which individual (i) initially shall be designated by SWS Holding Company, LLC (“SWS”) and (ii) in the event of and following a determination by the Company that SWS and its Affiliates no longer hold 7.5% of outstanding shares of Company stock, which event the Company shall provide written notice of to the Investors, shall be designated from time to time in a writing delivered to the Company and signed by Investors who then hold a majority of the then-outstanding shares of Preferred Stock.

(c)            Subject to the rights of the stockholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, a Stockholder will not take any action to remove an incumbent Board Designee or to designate a new Board Designee unless such removal or designation of a Board Designee is approved in a writing signed by the parties entitled to designate the Board Designee. Each Stockholder hereby appoints, and will appoint, the then-current Chief Executive Officer of the Company as the Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all shares of the Company’s capital stock held by the Stockholder as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of the Stockholder if, and only if, the Stockholder (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner that is inconsistent with the terms and conditions of this Agreement, all of the Stockholder’s Voting Shares or execute such other instruments in accordance with the provisions of this Agreement within five days of the Company’s or any other party’s written request for the Stockholder’s written consent or signature. The proxy and power granted by each Stockholder pursuant to this Section are coupled with an interest and are given to secure the performance of the Stockholder’s duties under this Agreement. Each such proxy and power will be irrevocable for the term of this Agreement. The proxy and power, so long as any Stockholder is an individual, will survive the death, incompetency and disability of such Stockholder and, so long as any Stockholder is an entity, will survive the merger or reorganization of the Stockholder or any other entity holding Voting Shares.

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5.            INVESTOR PROXY.

5.1            Irrevocable Proxy. Each Investor hereby appoints the then current Chief Executive Officer of the Company, as such Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Investor’s shares of Stock as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Investor if, and only if, such Investor (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Investor’s shares of Stock or execute such other instruments in accordance with the provisions of this Agreement within ten (10) days of the Company’s or any other party’s written request for such Investor’s written consent or signature. The proxy and power granted by each Investor pursuant to this Section are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual Investor and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding Stock.

6.            GENERAL PROVISIONS.

6.1            Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares representing and/or convertible into a majority of all the Investors’ Shares (as defined below). As used herein, the term “Investors’ Shares” shall mean the shares of Common Stock then issuable upon conversion of all then outstanding shares issued under the Series Seed Subscription Agreement and Series A Subscription Agreement plus all then outstanding shares issued upon the conversion of any shares issued under the Series Seed Subscription Agreement and Series A Subscription Agreement. Any amendment or waiver effected in accordance with this Section 6.1 shall be binding upon each Investor, including each permitted successor or assignee of such Investor.

6.2            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile or email during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; provided that the Company shall receive a confirmation of receipt generated by the sending Machin if sent by facsimile and shall not receive a notice of non-receipt if sent by email, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Investors at their address as set forth on the Signature Page included in the Subscription Documents, or to such address or facsimile number or email address as subsequently modified by written notice given in accordance with this Section 6.2. If notice is given to the Company, it shall be sent to Gatsby Digital, Inc., 28 Liberty Street, New York, NY 10005, Attention: Ryan Belanger-Saleh; and a copy (which shall not constitute notice) shall also be sent to Sadis & Goldberg, 551 Fifth Avenue, 21st Floor, New York, New York 10176, Attn: Robert Cromwell; Email: rcromwell@sadis.com, .

6.3            Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

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6.4            Governing Law; Venue for Disputes. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties (a) irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court of the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or proceeding arising out of or based upon this Agreement except in the state courts of New York or the United Stated District Court for the Southern District of New York and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.5            Severability The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.6            Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement except as otherwise expressly provided herein.

6.7            Successors and Assigns. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The rights of any Investor hereunder may be transferred by such Investor to any transferee approved by the Board; provided that such rights are assigned together with any corresponding obligations and such transfer is pursuant to a transfer of Stock permitted by and in accordance with Section 2.1 of this Agreement, which includes the requirement that the transferee execute an instrument of joinder to this Agreement.

6.8            Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

6.9            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

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6.10           Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.11           Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.12           Aggregation of Stock. All Stock held by an Investor and any of its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.13           Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.14           Electronic Signatures, Electronic Copies of Signatures, Delivery by Electronic Method. This Agreement may be executed with an electronic signature and delivery may be effected electronically, by delivery of an electronic signature, or by delivery of an electronic copy of the original signature, whether by email, fax machine or other form of electronic delivery, and upon such delivery, the electronic signature, or electronic copy of an original signature, will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.15           Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Investors shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

6.16           Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.17           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.

6.18           Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares after the date hereof pursuant to the Series Seed Subscription Agreement or Series A Subscription Agreement, any purchaser of such shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement (including by executing and delivering the signature page to the Series Seed Subscription Agreement or Series A Subscription Agreement, which also serves as the signature page to this Agreement), and thereafter shall be deemed an Investor for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor.

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6.19           Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital or angel investing and therefore review business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.20           Termination. The rights, duties and obligations under Sections 1, 3, 5 and 5 of this Agreement shall terminate immediately prior to the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act. Notwithstanding anything to the contrary herein, this Agreement shall terminate upon the closing of a Deemed Liquidation Event as defined in the Company’s Restated Certificate of Incorporation, as amended from time to time. Section 1.1(b) shall survive any such termination of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE COMPANY: GATSBY DIGITAL, INC.

By:

Name:

Title:

INVESTORS:

The signature to this Agreement of each Investor is set forth on the Signature Page to the Series Seed Subscription Agreement or Series A Subscription Agreement signed by such Investor, or on a separate instrument of joinder to this Agreement.

[Signature Page to the Amended and Restated Investor Rights Agreement]

SCHEDULE A

INVESTORS

[Signature Page to the Amended and Restated Investor Rights Agreement]